Shandong Zhouyuan Seed and Nursery Co., Ltd. Retracts and Corrects Press Release Regarding Sales Revenue of the Second Quarter in 2007
Tuesday July 17, 12:00 pm ET

LAIZHOU, China, July 17 /Xinhua-PRNewswire/ -- Shandong Zhouyuan Seed and Nursery Co., Ltd. (OTC Bulletin Board: SZSN - News; ''SZSN'' or ''Parent Corporation'') which is incorporated in the State of Delaware, announced today that it was correcting its press release of July 13, 2007 with respect to the sales figures for the second quarter of 2007. The corrected wordings should be that Shandong Zhouyuan Seed and Nursery Co., Ltd. (''Zhouyuan'' or ''the Company''), achieved seeds sales Revenue of more than RMB 2 million (or USD 256,400) for the second quarter of 2007, increased 37.6% from RMB 1.45 million (or USD 185,900) in the second quarter of 2006. The terms of ''Income'' were mistakenly used on the press release which should have been the term ''Revenue.''

About Shandong Zhouyuan Seed and Nursery Co., Ltd.

Shandong Zhouyuan Seed and Nursery Co., Ltd. (SZSN) is the large-sized hi- tech corporation, which is incorporated in the State of Delaware under the laws of United States. SZSN, through its operating subsidiary, Shandong Zhouyuan Seed and Nursery Co., Ltd. (''Zhouyuan''), to grow, produce and market the seeds with high starch content for use in industrial food production in China. Zhouyuan was organized in 2001 in China under the laws of the People's Republic of China, which is located in Laizhou, Shandong province. Its business covers the agriculture seeds development and distribution over more than twenty provinces in China. Now Zhouyuan ranks as one of the top three seed producers in the Laizhou District, which is known as the ''Seed Valley of China''.

Safe Harbor

A number of statements referenced in this Press Release, and in our website, are forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, and goals, assumption of future events or performance are not statements of historical fact and may be ''forward-looking statements.'' Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this Release may be identified through the use of words such as ''expects,'' ''will,'' ''anticipates,'' ''estimates,'' ''believes,'' or statements indicating certain actions ''may,'' ''could,'' or ''might'' occur. Such statements reflect the current views of Shandong Zhouyuan Seed and Nursery Co., Ltd. with respect to future events and are subject to certain assumptions, including those described in this release. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products, services, and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

Shandong Zhouyuan Seed and Nursery Co., Ltd. does not undertake any responsibility to update the ''forward-looking" statements contained in this news release.